24TH Floor - 1111 West Georgia St.

Vancouver, BC, Canada V6E 4M3

Phone: 604.685.5492

Fax: 604.685.2536

www.buffalogold.ca

February 15, 2007

Via EDGAR

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C.  20549

USA

Re:

Buffalo Gold Ltd.

Form 20-F for the fiscal year ended December 31, 2005 (filed June 13, 2006)

File No. 0-30150

In connection with the above-referenced Annual Report on Form 20-F and the amendments thereto, filed by Buffalo Gold Ltd. (the “Company”), the Company hereby acknowledges that:

●

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

●

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

●

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

BUFFALO GOLD LTD.

By

/s/ Simon J. Anderson

________________________

Simon J. Anderson

Chief Financial Officer